Exhibit 21.1

List of subsidiaries for NMT Medical, Inc.:

NMT Heart, Inc.

NMT Investments Corp.

Nitinol Medical Technologies FSC, Inc.

NMT Medical B.V.

NMT Neurosciences Holdings (UK) Limited

NMT Medical SARL

NMT Medical GmbH

NMT Medical (UK) Limited